Exhibit 99.1

Sterling Bank & Trust Settles OCC Investigation into Advantage Loan Program;
OCC Terminates June 2019 Formal Agreement

September 27, 2022

SOUTHFIELD, Mich. - (BUSINESS WIRE) - Sterling Bancorp, Inc. (the “Company”) (NASDAQ: SBT), the thrift holding company for Sterling Bank and Trust, F.S.B., Southfield, Michigan (the “Bank”), today announced that the Bank has entered into a Consent Order with the Office of the Comptroller of the Currency (the “OCC”), dated September 27, 2022 (the “Consent Order”), resolving the OCC’s formal investigation relating to the Bank’s former residential loan product, marketed as the Advantage Loan Program, and related matters. Under the Consent Order, the Bank has agreed to pay a civil money penalty of $6 million. The civil money penalty will be applied against the previously accrued liability for contingent losses reflected on the Company’s consolidated balance sheet, which amounted to $15 million as of June 30, 2022. The Consent Order represents a full and final settlement of the OCC’s investigation with respect to the Bank.

Concurrent with the Consent Order, the OCC notified the Bank that the formal agreement between the Bank and the OCC entered on June 18, 2019 (the “OCC Agreement”) has been terminated. The OCC Agreement primarily related to certain aspects of the Bank’s Bank Secrecy Act/Anti-Money Laundering compliance program and the Bank’s credit administration.

The Company and the Bank continue to remain under investigation by the Department of Justice and the Securities and Exchange Commission related to the Advantage Loan Program and the related disclosures of that program in the Company’s federal securities law filings. There can be no assurance that (i) the Company will not incur material losses due to damages, penalties, costs and/or expenses as a result of such investigations; (ii) the remaining accrual for contingent losses will be sufficient to cover such losses; or (iii) such losses will not materially exceed such accrual and have a material impact on the Company’s business, financial condition or results of operations.

“Today’s announcement from the OCC represents a painful resolution of the long running regulatory fallout from the ill-fated Advantage Loan Program. The level of cooperation that we have provided and the comprehensive internal investigation have been critical to our building a reputation with our regulators that had been absent previously. In my tenure as CEO, the board of directors, management and staff have placed this extensive cooperation along with the remediation of all of the critical findings in the OCC Agreement and elsewhere as our primary focus. Our commitment and the ultimate success are evidenced by the termination of the OCC Agreement. As regulatory enforcement orders go, our remediation was all accomplished in very quick order especially given the severity of the findings and rebuilding required. I feel it is recognition of the extraordinary efforts by the entire Sterling team. The $6 million civil money penalty, while significant, is a clear reflection of our extraordinary cooperation and remediation efforts and represents another significant milestone in putting these legacy issues behind us.

Notwithstanding these achievements and as noted above, we remain engaged with the DOJ on the criminal aspects arising from the Advantage Loan Program. At this point in time, we have no visibility into the potential terms or timing of any settlement with the DOJ. We will continue to provide full cooperation and hope resolution with Sterling will be forthcoming.

Both the Bank and the Company remain eager to put this entire episode behind them as expeditiously as possible. It is, however, possible that the issues surrounding multiple individuals regarding their involvement with the fraud will continue well into the future,” said Thomas M. O’Brien, Chairman, President and Chief Executive Officer.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City. Sterling offers a range of loan products to the residential and commercial markets, as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future that are intended to be covered by the protections provided under the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would” and “annualized,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2022, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Contact:

Sterling Bancorp, Inc.
Karen Knott
Executive Vice President and Chief Financial Officer
(248) 359-6624
kzaborney@sterlingbank.com